                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-54192

                                  May 24, 2001

PROSPECTUS SUPPLEMENT
(to prospectus dated March 27, 2001 and to the prospectus supplements dated April 10, 2001, April 17, 2001 and May 1, 2001)

                                  $150,000,000

                                 [PROVINCE LOGO]

                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                                   ----------

         This prospectus supplement supplements our prospectus dated March 27, 2001 and our prospectus supplements dated April 10, 2001, April 17, 2001 and May 1, 2001 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $150,000,000 principal amount at maturity of our 4 1/2% Convertible Subordinated Notes due 2005 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus and the previous supplements. This supplement is qualified by reference to the prospectus and the previous supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus and the previous supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

         The table below supplements or amends the table of securityholders contained on pages 42 through 44 of the prospectus and the previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and the previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before May 23, 2001. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each selling securityholder on the date hereof.

                                                                                      Percentage of              Number of Shares
                                                  Principal Amount of Notes               Notes                  of Common Stock
         Name of Selling Securityholder              Owned and Offered                 Outstanding               That May be Sold
         ------------------------------           -------------------------           -------------              ----------------
The Class IC Company, Ltd.......................         $1,500,000                        1.00%                       37,814